Exhibit 10.29

EMPLOYMENT AGREEMENT

          AGREEMENT made as of the 1st day of September 2004 by and between SAVE THE WORLD AIR, INC. (“STWA”), a Nevada chartered corporation, and Erin Brockovich (the “Executive”).

BACKGROUND

          A. STWA desires to employ the Executive and the Executive is willing to serve on the terms and conditions herein provided.

          B. In order to effect the foregoing, the parties hereto desire to enter into an employment agreement on the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Definitions and Special Provisions Each capitalized word and term used herein shall have the meaning ascribed to it in the glossary appended hereto, unless the context in which such word or term is used otherwise clearly requires further definition. Such glossary is incorporated herein by reference and made a part hereof.

          2. Employment. STWA hereby agrees to employ the Executive, and the Executive hereby agrees to serve STWA, on the terms and conditions set forth herein.

          3. Term of Agreement The Executive’s employment under this Agreement shall commence on the date hereof and, except as otherwise provided herein, shall continue until July 31, 2005; provided, however, that commencing on July 31, 2005 and each anniversary thereafter, the term of this Agreement shall automatically be extended for one additional year beyond the term otherwise established unless, prior to such date, STWA or the Executive shall have given a Notice of Non-Extension.

          4. Position and Duties The Executive shall serve as Vice President of Environmental Affairs of STWA and she shall have such responsibilities, duties and authority as may, from time to time, be generally associated with such position and or as specifically detailed in the company’s official “Position Description.” In addition, the Executive shall serve in such capacity, with respect to each Subsidiary or affiliated company, as the Board of Directors of each such Subsidiary or affiliated company shall designate from time to time. During the term of this Agreement, she shall devote such working time and efforts to the business and affairs of STWA, it’s Subsidiaries and affiliated companies as directed from time to time by her supervising officer. Not withstanding, nothing herein shall be construed as precluding her from devoting a reasonable amount of time to her other business activities with Masry & Vititoe and Erin Brockovich, Inc. provided they do not represent conflicts with her assigned responsibilities in this section and are not otherwise in any way detrimental to STWA.

5. Compensation and Related Matters.

Base Compensation. During the period of the Executive’s employment hereunder, STWA shall pay to her annual base compensation of not less than $60,000.00;

The Board(s) of Directors of STWA shall periodically review the Executive’s employment performance, in accordance with policies generally in effect from time to time, for possible merit or cost-of-living increases in such base compensation. Except for a reduction, should such reduction occur, which is proportionate to a company-wide reduction in executive pay, the annual base compensation paid to the Executive in any period shall not be less than the annual base compensation paid to her in any prior period. The frequency and manner of payment of such base compensation shall be in accordance with STWA’s executive payroll practices from time to time in effect

Incentive Compensation. During the period of the Executive’s employment hereunder, she shall be eligible to participate in certain incentive plans, stock option plans, and similar arrangements in accordance with her supervisor’s recommendation at award levels consistent and commensurate with her position and duties hereunder.

     (a) Employee Benefit Plans and Other Plans or Arrangements The Executive shall be entitled to participate in all Employee Benefit Plans of STWA that either, are in effect at present or that may be adopted in the future. In addition, she shall be entitled to participate in and enjoy any other plans and arrangements which provide for sick leave, vacation, or personal days, provided to or for the officers of STWA from time to time. Notwithstanding the foregoing, Executive shall be entitled to at least four (4) weeks vacation per calendar year during each year of employment. Such vacation shall be prorated during the year 2004 based on the date of this Agreement.

     (b) Expenses. During the period of the Executive’s employment hereunder, she shall be entitled to receive prompt reimbursement for all reasonable and customary expenses, including transportation expenses, incurred by her in performing services hereunder in accordance with the general policies and procedures established by STWA. Not withstanding, such expenses require the Executive’s supervisor approval prior to their expenditures.

6. Termination By Reason of Disability

     (a) In General. In the event the Executive becomes unable to perform her duties on a basis as required by reason of the occurrence of her Disability and, within 30 days after a Notice of Termination is given, she shall not have returned to perform such duties, her employment may be terminated by STWA.

     (b) Compensation During any period of disability during which Executive is unable to perform the services required of Executive hereunder and remains employed, her salary hereunder shall be payable only to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits.

7. Termination By STWA for Cause

     (a) In General. STWA may terminate Executive’s employment for gross negligence, conviction of a felony or any other conviction reflecting dishonesty, or breach of this Agreement, and in any such event, all obligations of Employer hereunder shall immediately terminate.

     (b) Compensation. Within 30 days after the Executive’s termination under Subparagraph (a), STWA shall pay her, in one lump sum, her accrued but unpaid base compensation and vacation compensation earned through the Date of Termination.

8. Termination By STWA Without Disability or Cause

     (a) In General. In the event STWA intends to terminate the Executive’s employment for any reason other than Disability or Cause, it shall deliver a Notice of Termination to her which specifies a Date of Termination not less than 30 days following the date of such notice.

     (b) Compensation and Benefits During Remaining Term of Agreement. In the event of the termination of the Executive’s employment under Subparagraph (a), STWA shall pay or provide the compensation and benefits described in Paragraph 6(b), except that all such compensation and benefits shall be for the remaining term of this Agreement determined in accordance with Section 3 hereof, unless a change in control has occurred prior to such termination of employment, in which case all such compensation and benefits shall be for a term of one (1) year from the Date of Termination and the term of this Agreement shall continue until all such compensation and benefits are paid to Executive in full.

     (c) Death During Remaining Term of Agreement In the event of Executive’s death during the term of his employment, this Agreement shall terminate and Employer shall only be obligated to pay Executive’s estate or legal representative accrued salary and benefits to the extent earned by Executive prior to her death.

9. Termination By the Executive

     (a) In General. In the event the Executive intends to terminate her employment, she shall deliver a Notice of Termination to STWA which specifies a Date of Termination not less than 30 days following the date of such notice.

     (b) Compensation Within 30 days after the Executive’s termination under Subparagraph (a), STWA shall pay her, in one lump sum, her accrued but unpaid base compensation and vacation compensation earned through the Date of Termination.

10. Withholding Taxes. All compensation and benefits provided for herein shall, to the extent required by law, be subject to federal, state, and local tax withholding.

11. Confidential Information. The Executive agrees that subsequent to her employment with STWA, she will not, at any time, communicate or disclose to any unauthorized person,

without the written consent of the STWA, any proprietary or other confidential information concerning STWA or any Subsidiary of STWA; provided, however, that the obligations under this paragraph shall not apply to the extent that such matters (i) are disclosed in circumstances where the Executive is legally obligated to do so, or (ii) become generally known to and available for use by the public otherwise than by her wrongful act or omission; and provided further, that she may disclose any knowledge of insurance, financial, legal and economic principles, concepts and ideas which are not solely and exclusively derived from the business plans and activities of STWA.

12. Covenants Not to Compete or to Solicit.

     (a) Noncompetition. During the period in which she is employed by STWA and, if the Executive’s employment terminates under Paragraphs 6, for a period of 12 months after the Date of Termination (the “Noncompetition Period”), the Executive shall not, without the written consent in writing of the Board of Directors of STWA, become an executive officer, partner, consultant, director, or a four and nine-tenths percent or greater shareholder or equity owner of any entity engaged in any similar activity as STWA it’s Subsidiaries and affiliated companies. If at the time of the enforcement of this paragraph a court holds that the duration, scope, or area restrictions stated herein are unreasonable under the circumstances then existing and, thus, unenforceable, STWA and the Executive agree that the maximum duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area.

     (b) Nonsolicitation. During her employment and the Noncompetition Period, the Executive shall not, whether on her own behalf or on behalf of any other individual or business entity, solicit, endeavor to entice away from STWA, a Subsidiary or any affiliated company, or otherwise interfere with the relationship of STWA, a Subsidiary or any affiliated company with any person who is, or was within the then most recent 12 month period, an employee or associate thereof; provided, however, that this subparagraph shall not apply following the occurrence of a Change in Control.

     (c) Extension of Noncompetition Period The Non-Competition Period shall be automatically extended by the length of time (if any) in which the Executive is in violation of any of the terms of this Section 19.

13. Arbitration. To the extent permitted by applicable law, any controversy or dispute arising out of or relating to this Agreement, or any alleged breach hereof, shall be settled by arbitration in Los Angeles, California in accordance with the commercial rules of the American Arbitration Association then in existence (to the extent such rules are not inconsistent with the provisions of this Agreement), it being understood and agreed that the arbitration panel shall consist of three individuals acceptable to the parties hereto. In the event that the parties cannot agree on three arbitrators within 20 days following receipt by one party of a demand for arbitration from another party, then the Executive and STWA shall each designate one arbitrator and the two arbitrators selected shall select the third arbitrator. The arbitration panel so selected shall convene a hearing no later than 90 days following the selection of the panel. The arbitration award shall be final and binding upon the parties, and judgment may be entered thereon in the California Superior Court or in any other court of competent jurisdiction.

14. Additional Equitable Remedy The Executive acknowledges and agrees that STWA’s remedy at law for a breach or a threatened breach of the provisions of Paragraphs 18 and 19 would be inadequate; and, in recognition of this fact and notwithstanding the provisions of Paragraph 20, in the event of such a breach or threatened breach by her, it is agreed that STWA shall be entitled to request equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing in this paragraph shall be construed as prohibiting STWA from pursuing any other remedy available under this Agreement for such a breach or threatened breach.

15. Related Agreements. Except as may otherwise be provided herein, to the extent that any provision of any other agreement between STWA and the Executive shall limit, qualify, duplicate, or be inconsistent with any provision of this Agreement, the provision in this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

16. No Effect on Other Rights. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be construed as adversely affecting any rights the Executive may have under any agreement, plan, policy or arrangement to the extent any such right is not inconsistent with the provisions hereof.

17. Exclusive Rights and Remedy. Except for any explicit rights and remedies the Executive may have under any other contract, plan or arrangement with STWA, the compensation and benefits payable hereunder and the remedy for enforcement thereof shall constitute her exclusive rights and remedy in the event of her termination of employment.

18. Notices. Any notice required or permitted under this Agreement shall be sufficient if it is in writing and shall be deemed given (i) at the time of personal delivery to the addressee, or (ii) at the time sent certified mail, with return receipt requested, addressed as follows:

If to the Executive:	Erin Elizabeth Brockovich
29365 Castlehill Drive
Agoura Hills, CA 91301

If to STWA	5125 Lankersham Boulevard
North Hollywood, CA 91601

Attention: Chairman of the Board of Directors

The name or address of any addressee may be changed at any time and from time to time by notice similarly given.

19. No Waiver. The failure by any party to this Agreement at any time or times hereafter to require strict performance by any other party of any of the provisions, terms, or conditions contained in this Agreement shall not waive, affect, or diminish any right of the first party at any time or times thereafter to demand strict performance therewith and with any other provision, term, or condition contained in this Agreement. Any actual waiver of a provision, term, or condition contained in this Agreement shall not constitute a waiver of any other provision, term, or condition herein, whether prior or subsequent to such actual waiver and whether of the same or a different type. The failure of STWA to promptly terminate the Executive’s employment for Cause or the Executive to promptly terminate her employment for Good Reason shall not be construed as a waiver of the right of termination, and such right may be exercised at any time following the occurrence of the event giving rise to such right.

20. Survival. Notwithstanding the nominal termination of this Agreement and the Executive’s employment hereunder, the provisions hereof which specify continuing obligations, compensation and benefits, and rights (including the otherwise applicable term hereof) shall remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights hereunder.

21. Severability. In the event any provision in this Agreement shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining provisions hereof, and this Agreement shall be construed, administered and enforced as though such illegal or invalid provision were not contained herein.

22. Binding Effect and Benefit. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of STWA and the executors, personal representatives, surviving spouse, heirs, devisees, and legatees of the Executive.

23. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and it supersedes all prior discussions and oral understandings of the parties with respect thereto.

24. No Assignment. This Agreement, and the benefits and obligations hereunder, shall not be assignable by any party hereto except by operation of law.

25. No Attachment. Except as otherwise provided by law, no right to receive compensation or benefits under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to set off, execution, attachment, levy, or similar process, and any attempt, voluntary or involuntary, to effect any such action shall be null and void.

26. Captions. The captions of the several paragraphs and subparagraphs of this Agreement have been inserted for convenience of reference only. They constitute no part of this Agreement and are not to be considered in the construction hereof.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

28. Number. Wherever any words are used herein in the singular form, they shall be construed as though they were used in the plural form, as the context requires, and vice versa.

29. Applicable Law. Except to the extent preempted by federal law, the provisions of this Agreement shall be construed, administered, and enforced in accordance with the domestic internal law of the State of California without reference to its laws regarding conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed, as of the date first above written.

/s/ ERIN E. BROCKOVICH

Erin Elizabeth Brockovich

SAVE THE WORLD AIR, INC.

By:	/s/ EUGENE E. EICHLER

Eugene E Eichler, President

Attest:

Janice Holder Corporate Secretary

GLOSSARY

“Board of Directors” means the board of directors of the relevant corporation.

“Cause” means (i) a documented repeated and willful failure by the Executive to perform her duties, but only after written demand and only if termination is effected by action taken by a vote of (A) prior to a Change in Control, at least a majority of the directors of STWA then in office, or (B) after a Change in Control, at least 80% of the non-officer directors of STWA then in office, (ii) her final conviction of a felony, (iii) conduct by her which constitutes moral turpitude which is directly and materially injurious to STWA or any Material Subsidiary, (iv) willful material violation of corporate policy, or (v) the issuance by the regulator of STWA or any Subsidiary or affiliated company of an unappealable order to the effect that she be permanently discharged.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the best interest of STWA or any of its Subsidiaries or affiliated companies.

“Change in Control” means the occurrence of any of the following events:

     (a) any Person (except (i) STWA or any Subsidiary or prior affiliate of STWA, or (ii) any Employee Benefit Plan (or any trust forming a part thereof) maintained by STWA or any Subsidiary or prior affiliate of STWA) is or becomes the beneficial owner, directly or indirectly, of STWA’s securities representing 19.9% or more of the combined voting power of STWA’s then outstanding securities, or 50.1% or more of the combined voting power of a Material Subsidiary’s then outstanding securities, other than pursuant to a transaction described in Clause (c);

     (b) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of STWA or a Material Subsidiary to another entity, except to an entity controlled directly or indirectly by STWA;

     (c) there occurs a merger, consolidation, share exchange, division or other reorganization of or relating to STWA, unless—

          (i) the shareholders of STWA immediately before such merger, consolidation, share exchange, division or reorganization own, directly or indirectly, immediately thereafter at least two-thirds of the combined voting power of the outstanding voting securities of the Surviving Company in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange, division or reorganization; and

          (ii) the individuals who, immediately before such merger, consolidation, share exchange, division or reorganization, are members of the Incumbent Board continue to constitute at least two-thirds of the board of directors of the Surviving Company; provided, however, that if the election, or nomination for election by STWA’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such director shall, for the purposes hereof, be considered a member of the Incumbent Board; and provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; and

          (iii) no Person (except (A) STWA or any Subsidiary or prior affiliate of STWA, (B) any Employee Benefit Plan (or any trust forming a part thereof) maintained by STWA or any Subsidiary or prior affiliate of STWA, or (C) the Surviving Company or any Subsidiary or prior affiliate of the Surviving Company) has beneficial ownership of 19.9% or more of the combined voting power of the Surviving Company’s outstanding voting securities immediately following such merger, consolidation, share exchange, division or reorganization;

     (d) a plan of liquidation or dissolution of STWA, other than pursuant to bankruptcy or insolvency laws, is adopted; or

     (e) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of STWA cease for any reason to constitute at least a majority of such Board of Directors, unless the election, or the nomination for election by STWA’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; provided, however, that no individual shall be considered a member of the Board of Directors of STWA at the beginning of such period if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities representing 19.9% or more of the combined voting power of STWA’s then outstanding securities solely as a result of an acquisition by STWA of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of STWA’s then outstanding securities by reason of share repurchases by STWA and thereafter becomes the beneficial owner, directly or indirectly, of any additional voting securities of STWA, then a Change in Control shall be deemed to have occurred with respect to such Person under Clause (a).

Notwithstanding anything contained herein to the contrary, if the Executive’s employment is terminated and she reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention of taking steps reasonably calculated to effect a Change in Control and who effects a Change in Control, or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, a Change in Control shall be deemed to have occurred on the day immediately prior to the date of such termination of her employment.

“STWA” means Save The World Air, Inc.

“Date of Termination” means:

     (a) if the Executive’s employment is terminated for Disability, 30 days after the Notice of Termination is given (provided that she shall not have returned to the performance of her duties on a full-time basis during such 30-day period);

     (b) if the Executive’s employment terminates by reason of her death, the date of her death;

     (c) if the Executive’s employment is terminated by STWA for Cause, the date of termination specified in the Notice of Termination and determined in accordance with Section 8(a);

     (d) if the Executive’s employment is terminated by her without Good Reason, the date of termination specified in the Notice of Termination and determined in accordance with Section 9(a);

     (e) if the Executive’s employment is terminated by STWA for any reason other than for Disability or Cause, the date specified in the Notice of Termination and determined in accordance with Section 10(a); or

     (f) if the Executive’s employment is terminated by her for Good Reason, the termination date specified in the Notice of Termination and determined in accordance with Section 11(a);

provided, however that the Date of Termination shall mean the actual date of termination in the event the parties mutually agree to a date other than that described above.

“Defined Benefit Plan” has the meaning ascribed to such term in Section 3(35) of ERISA.

.“Disability” has the meaning ascribed to the term “permanent and total disability” in Section 22(e)(3) of the IRC.

“Employee Benefit Plan” has the meaning ascribed to such term in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and as the same may be amended from time to time.

“Excise Tax” means the tax imposed by Section 4999 of the IRC (or any similar tax that may hereafter be imposed by federal, state or local law).

“Executive” means NAME OF EXECUTIVE, an individual residing in ADDRESS, California.

“Incumbent Board” means the Board of Directors of STWA as constituted at any relevant time.

“IRC” means the Internal Revenue Code of 1986, as amended and as the same may be amended from time to time.

“Notice of Non-Extension” means a written notice delivered to or by the Executive which advises that the Agreement will not be extended as provided in Paragraph 3.

“Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) gives the required advance notice of termination.

“Person” has the same meaning as such term has for purposes of Sections 13(d) and 14(d) of the 1934 Act.

“Subsidiary” means any business entity of which a majority of its voting power or its equity securities or equity interests is owned, directly or indirectly by STWA.

“Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), STWA’s business directly, by merger or consolidation, or indirectly, by purchase of STWA’s voting securities or all or substantially all of its assets.

“Surviving Company” means the business entity that is a resulting company following a merger, consolidation, share exchange, division or other reorganization of or relating to STWA.

“Total Payments” means the compensation and benefits that become payable under the Agreement or otherwise (and which may be subject to an Excise Tax) by reason of the Executive’s termination of employment, less the federal, state and local income tax (but not any Excise Tax) on such compensation and benefits, in each case determined without regard to any Gross-Up Payments that may also be made.

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